Exhibit 5.1

April 22, 2026

Sky Quarry Inc.

707 W. 700 South, Suite 1

Woods Cross, UT 84087

Re: Amended & Restated Sales Agreement

Ladies and Gentlemen:

We have acted as counsel to Sky Quarry Inc., a Delaware corporation (the “Company”), in connection with an “at-the-market” equity offering by the Company pursuant to which the Company intends to issue and sell shares (the “Shares”) of its Common Stock, par value $0.0001 per share (the “Common Stock”), up to a maximum aggregate offering amount of $12,600,000, which may be issued pursuant to (i) that certain At-the-Market Offering Amended and Restated Sales Agreement, dated as of April 22, 2026 (the “Sales Agreement”), by and between the Company and Muriel Siebert & Co., LLC, (ii) the shelf registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 21, 2025 (File No. 333-291721) (the “Registration Statement”) and the base prospectus contained therein (the “Base Prospectus”), (iii) the prospectus supplement filed with the SEC on January 12, 2026 (the “First Prospectus Supplement”) and (iv) the prospectus supplement filed with the SEC on April 22, 2026 (the “Second Prospectus Supplement” and, together with the Base Prospectus and the First Prospectus Supplement, the “Prospectus”). We understand that the Shares are to be offered and sold by the Company in the manner described in the Prospectus. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Prospectus, (iii) the Sales Agreement, (iv) the resolutions adopted by the Board of Directors of the Company on April 21, 2026, (v) the certificate of incorporation of the Company and all amendments thereto and the bylaws of the Company, in each case, as in effect on the date hereof, (vi) a certificate of good standing from the Secretary of State of the State of Delaware as to the Company, dated as of a recent date, (vii) an officer’s certificate, dated as of April 22, 2026, and (viii) such other laws, records, documents, certificates, opinions, and instruments as we have deemed necessary to render this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Sales Agreement constitutes the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with its terms. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are delivered against payment of the agreed consideration therefor in accordance with the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, as currently in effect. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

April 22, 2026

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the SEC on April 22, 2026 and its incorporation by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Winston & Strawn LLP